RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
TECHNIPFMC PLC INCENTIVE AWARD PLAN

This Restricted Stock Unit Agreement (the “Agreement”) is made as of the [Grant Date] (the “Grant Date”) by TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and [NAME] (the “Participant”).
The TechnipFMC plc Incentive Award Plan (the “Plan”), as it may be amended or restated from time to time, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will prevail.
The provisions of this Agreement are replaced, superseded and/or supplemented, as applicable, by the provisions of the Country Schedules applicable to the Participant as set forth on Schedule A.
The Compensation Committee of the Company’s Board of Directors (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Participant as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”).
The Committee, on behalf of the Company, grants to the Participant an award of [# OF SHARES GRANTED restricted stock units (the “RSUs”) of the Company’s ordinary shares (the “Shares”). The award is made upon the following terms and conditions:
1.Vesting. The RSUs will vest and be immediately transferable on the third anniversary of the Grant Date (the “Vesting Date”), subject to the Participant’s continued employment, appointment or service through the Vesting Date. All RSUs will be forfeited upon Participant’s Termination of Service before the Vesting Date other than as provided in Sections 2 or 3 below. Prior to the Vesting Date, an Award remains subject to substantial risk of forfeiture.

2.Death, Disability or Retirement.

(a)Notwithstanding Section 1 hereof, in the event of Participant’s death or Disability (as defined below) prior to the Vesting Date, the RSUs will vest and be immediately transferable as of the date of such death or Disability.
(b)Notwithstanding Section 1 hereof, in the event of Participant’s Retirement (as defined below) prior to the Vesting Date, the Participant will retain the right to receive vested RSUs on the Vesting Date.

3.Change in Control. Notwithstanding the foregoing, upon a Change in Control where the surviving corporation or any parent corporation thereof:

(a)assumes or continues the Award, the RSUs shall continue to be subject to vesting and forfeiture as provided in Sections 1 and 2, payable on the Vesting Date; provided, however, in the event of the Participant’s Termination of Service prior to the Vesting Date without Cause or for Good Reason (as defined below) and within the twenty-four month period following the consummation of a Change in Control (the “Protection Period”), such RSUs shall be payable upon the date of Participant’s Termination of Service; or

(b)does not assume or continue the Award, such RSUs shall vest in full and be payable on the consummation of the Change in Control.

4.Rights and Obligations as Stockholder.

(a)Prior to the Vesting Date, the Participant may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the RSUs. The Participant will receive Dividend Equivalents on the RSUs, provided, however, that no Dividend Equivalents shall be payable prior to the Vesting Date on any unvested RSUs. All Dividend Equivalents paid on unvested RSUs shall be held by the Company until such RSUs become vested RSUs.

(b)After the Vesting Date, the Participant agrees to comply with any and all of the Company’s policies and procedures related to trading in the Company’s Shares, including, but not limited to, the Company’s Code of Business Conduct and the Insider Trading Policy.

5.No Limitation on Rights of the Company. The granting of RSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ, work with or appoint the Participant, or as affecting in any way the right of the Employer to terminate the employment, service or appointment of the Participant at any time.

7.Government Regulation. The Company’s obligation to deliver Shares following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.Withholding. The Employer, in accordance with the terms of the Plan, will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Shares to which the Participant or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Shares. For purposes of withholding, Fair Market Value shall be equal to the closing price (as reported on the New York Stock Exchange) of the Shares on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

9.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, TechnipFMC plc, 11740 Katy Freeway, Houston, Texas 77079, and any notice to the Participant (or other person entitled to receive the RSUs) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

10.Administration. The Committee administers the Plan and delegates certain administrative authority in accordance with the Equity Plan Committee Grant Policy adopted by the Committee. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and the Sub-Plans, if any, a copy of which has been made available to the Participant.

11.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.Sole Agreement. This Agreement constitutes the entire agreement between the parties to it relating to the RSUs and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Participant.
13.Delivery of Documents. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in a government sponsored postal service, by registered or certified mail, or with an internationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described herein. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
(b)Paper Copies. Participant acknowledges that he or she may receive form the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such document fails.

14.Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

15.Clawback. This Award (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying this Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of this Award, to the extent set forth in such claw-back policy.

16.Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

17.Privacy. Participant acknowledges, agrees and consents, as a condition to receipt of this Award and in accordance with Section 11.8 of the Plan, to Employer’s collection, use and transfer, in electronic or other form, of personal data of the Participant as described in Section 11.8 of the Plan by and among the Company and its Subsidiaries for the exclusive purpose of implementing, performing or administering the Plan or any related benefit. Participant expressly gives his or her consent to the Employer and the Company to receive, possess, use, retain and transfer such personal data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Participant may elect to deposit any Shares.

18.Funding. The RSUs represent an unfunded promise to pay and deliver Shares in the future. The Company may settle the RSUs through newly issued Shares, treasury Shares or Shares held in an employee benefit trust (EBT) established for the administrative convenience of the Company for the purpose of issuing Shares in settlement of Awards under the Plan, in its sole discretion and not for the purposes of funding the Plan. The Participant has no right to any Shares held in any EBT, or to have the RSUs settled in any Shares held by an EBT.

19.Definitions.

Unless otherwise provided on Schedule A:
(a)“Cause” means

(i)the Participant’s willful and continued failure to substantially perform the Participant’s employment duties in any material respect (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes the Participant has failed to perform the Participant’s duties, and after the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)the Participant’s willfully engaging in other conduct which is demonstrably and materially injurious to the Company or an affiliate; or

(iii)the Participant’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law.

(b)“Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(c)“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following during the Protection Period:

(i)the assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material adverse change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material adverse change in the Participant’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greatest of those in effect (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control, and (z) on the date immediately preceding the Change in Control;

(ii)the Company’s requiring the Participant to be based at a location which is at least one hundred (100) miles further from the Participant’s then current primary residence than is such residence from the office where the Participant is located at the time of the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Grant Date or as the same may be changed from time to time prior to a Change in Control;

(iii)a material reduction by the Company in the Participant’s then current salary of record paid as annual salary (excluding amounts received under incentive or other bonus plans), as in effect on the Grant Date or as the same may be increased during the Protection Period;

(iv)a material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the greatest of the levels in place (a) on the Grant Date, (b) during the fiscal year immediately preceding the year of the Change in Control and (c) on the date immediately preceding the Change in Control; or

(v)any termination of Participant’s employment by the Company that is not effected pursuant to a written notice of termination which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.

The existence of Good Reason will not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. The Participant’s continued employment will not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason; however, “Good Reason” for Participant’s separation from employment will exist only if: the Participant provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events; the Company fails to cure the event within thirty (30) days following the Company’s receipt of Participant’s written notice; and the Participant separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event. For sake of clarity, the event giving rise to a Good Reason termination must occur during the Protection Period, but Participant’s actual termination of employment for Good Reason may occur after the end of the Protection Period, and such termination will be treated as if it occurred during the Protection Period for purposes of Section 3(a).
(d)“Retirement” means [the termination of Participant’s employment on or after the date Participant reaches the age of 62.] [the termination of the Participant’s employment (i) on or after the date the Participant reaches the age of 62, or (ii) by the Company without Cause, regardless of the Participant’s age.]

Executed as of the Grant Date.
TechnipFMC plc

By:

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

SCHEDULE A
TO TECHNIPFMC PLC INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
COUNTRY SCHEDULE
This Schedule A includes (i) additional terms and conditions applicable to all Participants providing services to the Company outside the United States, and (ii) additional terms applicable to Participants providing services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement, unless otherwise noted, and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Schedule A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
Participants are advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the country of residence may apply to Awards.
I.GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES
1.    General Acknowledgements and Agreements: By acceptance of the Award, the Participant acknowledges and agrees that:
(a)     No Guarantee of Continued Service. THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF THE PARTICIPANT CONTINUES AS A DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) OF THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE. THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN A PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.
(b)    The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.
(c)     The grant of the RSUs under the Plan is voluntary and occasional and does not give Participant any contractual or other right to receive RSUs or benefits in lieu of RSUs in the future, even if a Participant has received RSUs repeatedly in the past.
(d)    All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any RSUs may vest, will be at the sole discretion of the Administrator.
(e)    Participation in the Plan is voluntary.
(f)     The value of the RSUs is an extraordinary item of compensation that is outside of the scope of any directorship, consultancy or employment contract or relationship.
(g)    The RSUs are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

(h)    The RSUs shall expire, terminate and be forfeited upon Termination of Services for any reason, except as otherwise explicitly provided in this Agreement and/or the Plan.
(i)    The future value of the Shares that may be issued upon vesting of the RSUs is unknown and cannot be predicted with any certainty.
(j)    No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the RSUs or any portion thereof.
(k)    Neither the Company nor any Subsidiary has provided, nor will they provide, any Participant with specific tax, legal or financial advice with respect to the RSUs, the Shares issuable upon vesting of RSUs, this Agreement or the Plan. Neither the Company nor any Subsidiary is making, nor have they made, any recommendations relating to participation in the Plan, the receipt of the RSUs or the acquisition or sale of Shares upon receipt of RSUs.
(l)    The Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon vesting of the RSUs.
(m)    It shall be the Participant’s responsibility to comply with any and all exchange control requirements applicable to the RSUs and the sale of Shares issued upon vesting of the RSUs and any resulting funds including, without limitation, reporting or repatriation requirements.
(n)    The Participant shall be responsible for legal compliance requirements relating to the RSUs or the ownership and possible sale of any Shares issued upon vesting of the RSUs, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from local currency, the transfer of funds to or from the United States, and the opening and use of a U.S. brokerage account.
(o)    If this Agreement, the Plan, any website or any other document related to the RSUs is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. By acceptance of the RSUs, the Participant confirms having read and understood the documents relating to the Plan and the RSUs, including, without limitation, this Agreement, which were provided in English, and waives any requirement for the Company to provide these documents in any other language.
(p)     The Participant’s right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the effective date of the Participant’s Termination of Services (whether or not in breach of local labor laws), or (2) the date he or she is no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs.
(q)    To the extent the Participant is providing services in a country identified in Section II of this Schedule A, such Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.
2.    Consent to Personal Data Processing and Transfer. The Company may hold, and by accepting the RSUs the Participant consents to their holding, personal information, including the Participant’s name, home address, telephone number, date of birth, social security number or other Employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor (the “Data”).
The Company uses the Data for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes (the “Purpose”).

The Company may transfer, and by accepting the RSUs the Participant consents to any such transfer of, the Data to the Company’s Subsidiaries or to other entities to assist the Company in the Purpose. The Company may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence.
The Participant may, at any time, review the Data, require any necessary amendments to it or withdraw the consents given herein in writing by contacting the Company through the Participant’s local human resources representative. In order to withdraw consent, the Participant must do so by writing to the Company’s Stock Administration Department, [____________________________], or sending an email to [_______________]. If the Participant withdraws consent, the Company will not be able to administer this award. Accordingly, upon withdrawal of such consent, this Award will be cancelled when such withdrawal is received.
The Participant agrees that the Company and third parties may process Data as described above and below, including transfer to and use in countries in which data protection laws may not be as protective as in jurisdiction of residence.

II.	COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES

FRANCE

The provisions of this Country Schedule France provide additional definitions and conditions for the purpose of granting restricted stock units (the “RSUs”) which are intended to qualify for specific French personal income tax and social security treatment in France applicable to shares granted for no consideration under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code (Code de Commerce), for qualifying Employees and corporate officers (mandataires sociaux) who are resident in France for French tax purposes.
Notwithstanding any other provisions of the Plan and the Sub-Plan, RSUs granted under this Country Schedule France to Participants resident in France are subject to the additional following conditions:
1.Death, Disability or Retirement. In the event of Participant’s death prior to the Vesting Date, all of the RSUs will vest immediately and the underlying Shares shall be issued to his or her heirs, at their request made within 6 months following the Participant’s date of death. In the event of the Participant’s Disability (as defined below) prior to the Vesting Date, all of the RSUs will vest and be immediately transferable as of the date of such Disability. In the event of Participant’s Retirement (as defined below) prior to the Vesting Date, the Participant will retain the right to receive vested RSUs on the Vesting Date.

2.Dividend Equivalents. Prior to the Vesting Date, the Participant will not be entitled to receive Dividend Equivalents on the RSUs.

3.Change in Control. Notwithstanding Section 3 of the Agreement, in the event of a corporate transaction or a Change in Control as set forth in Section 2.11 of the Plan, adjustments to the terms and conditions of the RSUs or underlying Shares may be made only in accordance with the Plan and the Agreement, in which cases the RSUs may no longer qualify for specific French personal income tax and social security treatment.

4.Privacy. The Company may hold and collect personal information, including the Participant’s name, home address, telephone number, date of birth, Employee tax identification number, employment history and status, salary, nationality, job title and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor (the “Data”).

The processing of the Data by the Company is necessary for the performance of the Agreement and is carried out for the purpose of implementing, managing and administering the Plan. The processing of the Data by the Company is also necessary for compliance and financial reporting purposes so as to allow the Company to comply with legal obligations in this respect, or to pursue legitimate interests.
The Company may transfer the Data to the Company’s Subsidiaries or to other entities to assist the Company in the purposes mentioned above. The Company may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence. Such transfer outside of the European Economic Area is necessary for the performance of the Agreement. Participant may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative.
Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

The Participant may, at any time, review the Data, and/or require any necessary amendments to it by contacting the Company through the Participant’s local human resources representative. Participant may also issue directives for the purposes of deciding what should happen to his or her Data after his or her death.
5.Definitions. For all purposes of this Agreement and the Plan the following defined terms shall apply:

(a)“Disability” means: Participant’s inability corresponding to the 2nd or 3rd category among the categories set forth in Article L. 341-4 of the French Social Security Code.

(b)“Good Reason” means, for an Employee, termination for alleged economic reasons for dismissal as defined by French law (motif économique de licenciement). For corporate officers (mandataires sociaux), the definition of “Good Reason” shall be the same as that set forth in the Agreement, adapted mutatis mutandis to a corporate officer, subject to the condition that the occurrence of the item or items listed therein result from a shareholder decision.

(c)“Retirement” means termination of the Participant’s employment contract and/or corporate officer position, by either party, at a time the Participant is entitled to benefit from full pension rights (retraite à taux plein) [or by the Company without Cause, regardless of the Participant's age].

NORWAY

The provisions of this Country Schedule for Norway provide additional definitions and conditions for the purpose of granting RSUs which are intended to be granted to Employees and corporate officers who are resident in Norway for tax, labour or securities law purposes.
Acknowledgment of Nature of Plan and RSUs. In accepting this Agreement, the Participant acknowledges that, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s rights to vest the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of Participant’s RSUs.
UNITED KINGDOM

The Agreement together with these UK specific terms form the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All Awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. This Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only Employees of the Company or any Subsidiaries are eligible to be granted RSUs. Other Eligible Individuals who are not Employees are not eligible to receive RSUs in the United Kingdom.
1.Tax Indemnity. Participant agrees to indemnify and keep indemnified the Company, any Subsidiary, any Parent and his/her Employer, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability”) being any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Contributions (or other similar obligations to pay tax and social security wherever in the world arising) that is attributable to (1) the grant and/or vesting of the RSUs; (2) the acquisition by Participant of the Shares (3) any or all of the restrictions that apply to any of the Shares ceasing to apply to the Shares or otherwise being varied, or (4) the disposal of any Shares (each of those events referred to as a “Taxable Event”)).

2.Tax Liability. RSUs will not vest or be acquired by Participant until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the grant or vesting of the Awards and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.

3.Election. Participant undertakes that, upon request by the Company, he/she will (on or within 14 days of acquiring the Shares) join with his/her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on Vesting of the RSUs on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

4.Loan. Participant agrees that if Participant does not pay or his/her Employer or the Company does not withhold from Participant the full amount of any Tax Liability within 90 days after the end of the tax year in which the Taxable Event occurred, or such other period specified in Section 222(1)(c) of ITPEA, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by: (i) withholding the funds from salary, bonus or any other funds due to Participant by the Employer; (ii) withholding in Shares issued upon vesting of the RSUs or from the cash proceeds from the sale of Shares; or (iii) demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and the Tax Liability is not collected from or paid by Participant within 90 days of the end of the tax year in which the Taxable Event occurred, the amount of any uncollected Tax Liability may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter.
5.Acknowledgement. Participant acknowledges that neither this UK Agreement nor the Plan has been issued, nor has it been approved by, an authorised person within the meaning of the Financial Services and Markets Act 2000 of the United Kingdom and is being directed at the Participant because the offer to which this UK Agreement and the Plan relate has been determined as having regard to the Participant’s circumstances as an Employee of the Company or one of its Subsidiaries. This UK Agreement is strictly confidential and is not for distribution to, and may not be acted upon by, any other person other than the person to whom it has been specifically addressed.

6.For the purposes of this Agreement and the Plan, the following defined term applies:

a.“Retirement” means the termination of the Participant’s employment at the age when he or she becomes eligible to receive a state pension in the UK [or by the Company without Cause, regardless of the Participant's age.]